EXHIBIT 5.1

April 19, 2006

Sunesis Pharmaceuticals, Inc.
341 Oyster Point Boulevard
South San Francisco, CA 94080

135 Commonwealth Drive
Menlo Park, California 94025
Tel: (650) 328-4600 Fax: (650) 463-2600
www.lw.com

FIRM / AFFILIATE OFFICES
Brussels	New York
Chicago	Northern Virginia
Frankfurt	Orange County
Hamburg	Paris
Hong Kong	San Diego
London	San Francisco
Los Angeles	Shanghai
Milan	Silicon Valley
Moscow	Singapore
Munich	Tokyo
New Jersey	Washington, D.C.

File No. 034753-0002

Re:	Registration Statement on Form S-1; up to 9,420,291 shares of common stock, par value $0.0001 per share
Ladies and Gentlemen:
     We have acted as special counsel to Sunesis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders of up to (i) 7,246,377 shares of common stock (the “Shares”), $0.0001 par value per share (the “Common Stock”), and (ii) 2,173,914 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants issued by the Company (the “Warrants”), pursuant to a registration statement on Form S—1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on April 19, 2006 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included therein, other than as to the validity of the Shares and the Warrant Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.
     We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.
     Subject to the foregoing, it is our opinion that, as of the date hereof:
     1. The issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.
     2. The issuance and sale of the Warrant Shares have been duly authorized by all necessary corporate action of the Company, and when certificates representing the Warrant Shares in the form of the specimen certificate filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

April 19, 2006

     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ LATHAM & WATKINS LLP